AMENDED AND RESTATED DISTRIBUTION PLAN

CROFT FUNDS CORPORATION

WHEREAS, the Board of Directors of Croft Funds Corporation  (the "Corporation") has adopted a Rule 12b-1 Plan  for each series of the Trust listed on Schedule A hereto (each a “Fund” and collectively, the “Funds”), in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board of Directors now desires to amend and restate in its entirety such 12b-1 Plan; and

WHEREAS, the Board of Directors as a whole, and the Directors who are not interested persons of the Corporation (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Rule 12b-1 Plan or in any agreement relating hereto, having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this 12b-1 Plan will benefit those Funds set forth in Schedule A, attached hereto, as such Schedule A shall be amended from time to time in the manner set forth herein.

NOW THEREFORE, the Corporation hereby adopts this Amended and Restated Plan (the “Plan”), in accordance with Rule12b-1 under the 1940 Act, on the following terms and conditions:

SECTION 1. The Corporation has adopted this Distribution Plan (the "Plan") to enable the Corporation to directly or indirectly bear expenses relating to the distribution of the shares of the Funds as may, from time to time, be added to the Plan and listed on Schedule A attached hereto.

SECTION 2. The Corporation will pay broker/dealers and other financial institutions a fee not to exceed the annual rate specified on Schedule A hereto as compensation for distribution or shareholder services they provide. The actual fee to be paid by the Corporation to broker/dealers and financial institutions will be negotiated based on the extent and quality of services provided, and will be set forth in an agreement that meets the requirements of Section 3(b) and Section 7 herein.

SECTION 3. This Plan shall not take effect as to a Fund until it has been approved (a) by a vote of at least a majority of the outstanding shares of such Fund; and (b) together with any related agreements, by votes of the majority of both (i) the Directors of the Corporation and (ii) the Qualified Directors (as defined herein), cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement.

SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Corporation pursuant to this Plan or any related agreement shall provide to the Directors of the Corporation, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Directors or, with respect to shares of a Fund, by vote of a majority of the outstanding shares of the Fund. Termination by the shareholders of a Fund will not affect the validity of this Plan with respect to the shares of any other Fund.

SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Directors or with respect to shares of a Fund, by vote of a majority of the outstanding shares of the Fund, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

SECTION 8. This Plan may be amended in the manner provided in Part (b) of Section 3 herein for the approval of this Plan; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof with respect to the shares of a Fund without the approval of a majority of the outstanding shares of such Fund of the Corporation.

SECTION 9. While this Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Corporation shall be committed to the discretion of the Directors then in office who are not interested persons of the Corporation.

SECTION 10. As used in this Plan, (a) the term "Qualified Directors" shall mean those Directors of the Corporation who are not interested persons of the Corporation, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations there under, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SECTION 11. This Plan shall not obligate the Corporation or any other party to enter into an agreement with any particular person.

June 27, 2013

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SCHEDULE A

Maximum Rule 12b-1 Plan Fees

         FUND                                  PERCENTAGE OF NET ASSETS

Croft Value Fund

 0.25%

Croft Focused Value Fund

0.25%

Dated this 27th day of June, 2013